Exhibit 10.2

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (this “Agreement”) is made as of March 31, 2021 (“Effective Date”), by Sysorex, Inc., a Nevada corporation having an address 13880 Dulles Corner Lane, Ste. 175, Herndon, VA 20171 (“Pledgor”) for the benefit of First Choice International Company, Inc. a Delaware limited liability company, having an address at 21399 Marina Cove Circle, Unit M14, Aventura, FL 33180 (“Pledgee”).

RECITALS:

WHEREAS, the Pledgor has executed a “Commercial Loan Agreement” and “Promissory Note” in the amount of Two Million and 00/100 Dollars ($2,000,000), on even date herewith for the benefit of Pledgee (collectively, the “Loan”);

WHEREAS, in order to induce the Lender into giving the Loan, the Pledgor has agreed to grant a security interest in and stock pledge of 5,272,408 shares of Sysorex, Inc.’s common stock (“Common Stock”), to Pledgee;

WHEREAS, in connection with this Agreement, the Pledgor shall execute and deliver to the Pledgee and the Pledgor’s transfer agent Computershare, Inc., that certain SYSX Corporate Instruction Letter attached hereto as Exhibit A; and

WHEREAS, the Pledgor has agreed to pledge to the Pledgee the Common Stock, on the terms and conditions set forth below, to secure the full performance of the Pledgor’s obligations under the Note and this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Pledgor hereby agrees as follows:

1. Definitions.

(a) Certificates. The term “Certificates” means the certificates evidencing ownership of the Collateral (as defined below), and includes without limitation direct registration book position statement(s) or certificate(s).

(b) Collateral. The term “Collateral” means the Common Stock.

(c) Company. The term “Company” means Sysorex, Inc., a Nevada corporation.

(d) Cure Period. The term “Cure Period” shall have the meaning set forth in the Promissory Note.

(e) Default or Event of Default. The term “Default” and “Event of Default” shall have the meanings set forth in the Commercial Loan Agreement and the Promissory Note.

(f) Loan Documents. The term “Loan Documents” shall have the meaning set forth in the Commercial Loan Agreement entered into on a date even herewith.

(g) Note. The term “Note” means that certain Secured Promissory Note dated March 31, 2021, the amount of Two Million and 00/100 Dollars ($2,000,000), tendered by the Pledgor to the Pledgee.

2. Pledge of Shares of Common Stock and Creation of Security Interest. The Pledgor pledges the Collateral to the Pledgee to secure the full and punctual payment and discharge of the Note, and grants to the Pledgee a continuing security interest in the Collateral.

3. Covenants and Warranties of Pledgor. The Pledgor covenants and warrants as follows:

(a) Payment of Indebtedness; Performance under Loan Documents. The Pledgor will promptly pay the Note amounts when due and will discharge its duties and obligations under the Loan Documents. In doing so, the Pledgor shall comply fully with all terms and provisions of the Note, the Commercial Loan Agreement and this Agreement, and any other related documents;

(b) Ownership of Collateral. The Pledgor has good and marketable title to the Collateral, free from prior liens, encumbrances, or pledges of any kind;

(c) Liens. The Pledgor will neither create nor permit the creation of any lien or other encumbrance of the Collateral without Pledgee’s prior written consent;

(d) Transfers. The Pledgor and Pledgee will neither make nor permit any transfer of the Collateral, except as provided in this Agreement, without each party’s prior written consent;

(e) Transfer Agent. The Pledgor shall agree to the administrative requirements of Pledgor’s transfer agent with regard to actions necessary to perfect Pledgee’s security interest in the Collateral;

(f) Perfection of Security Interest. The Pledgor will take all actions required by Pledgee in order to perfect Pledgee’s security interest in the Collateral, including but not limited to, permitting the Pledgee to file one or more UCC-1 financing statement covering the Collateral and executing and delivering a stock power and/or Certificates evidencing in the Common Stock to Pledgee’s attorney;

(g) Reservation of Shares of Common Stock. Pledgor shall direct its transfer agent to issue the Shares in the name of the Pledgee; and

(h) SYSX Corporate Instruction Letter. Pledgor shall execute and direct its transfer agent Computershare, Inc. to execute that certain SYSX Corporate Instruction Letter and deliver it to Pledgee at closing of the Loan.

4. Duties of Pledgee. The Pledgee covenants and warrants as follows:

(a) Return of Collateral. The Pledgee shall ensure the timely release or return of the Collateral as applicable to the Pledgor upon the complete and satisfactory performance of the Note and the Loan Documents;

(b) Protection of Collateral. Pledgee shall not sell the Collateral or engage in any acts which will cause or contribute to the depreciation of the value of the Collateral, other than to take action necessary to levy upon the Collateral pursuant to a Default; and

(c) Release of Security Interest. Upon full satisfaction of the Commercial Loan Agreement and Note, the Pledgee, if it has filed a UCC-1, will file a UCC-3 releasing its security interest in the Collateral and will provide the Pledgor a copy of the UCC-3.

5. Exercise of Shareholder Rights.

(a) Receipt of Dividends and Distributions. Unless and until the Pledgee shall possess the Shares, it shall not have the right to receive and retain any dividends or other distributions approved and paid on the Collateral.

(b) Right to Vote. Unless and until the Pledgee shall possess the Shares, it may not vote the Collateral.

(c) Compliance with Securities Laws. The requirements of the U.S. securities laws, or other applicable state securities laws, may limit the Pledgee’s actions if the Pledgee elects, following a Default, to dispose of any part of the Collateral, and also may limit any subsequent transferee’s ability to transfer the Collateral. Accordingly, the Pledgee agrees that if the Pledgee sells the Collateral at any public or private sale, the Pledgee will make such sales only in accordance with applicable federal and state securities laws.

6. Default and Return of Collateral.

(a) Notice of Default and Cure. The Pledgee shall deliver notice of any Default to the Pledgor. The Pledgor shall have the right to cure any Default as set forth under the Commercial Loan Agreement and Note. If the Pledgor fails to cure a Default as described in the Commercial Loan Agreement and/or Note, then, after expiration of such applicable cure period, the Pledgee may pursue any and all remedies provided in this Agreement, including but not limited to, taking title to the Collateral and notifying the Pledgor’s transfer agent that an uncured Event of Default has occurred and that the shares evidencing the Collateral are to be released to the Pledgee or its assigns.

(b) Transfer of Collateral from Escrow to Pledgee. Should a Default occur, upon expiration of any applicable cure period, the Pledgee may immediately cause the transfer agent to transfer the Collateral to the Pledgee and the Pledgee may exercise any right normally incident to the ownership of the Collateral.

(c) Sale of Collateral. Upon the transfer of the Collateral to the Pledgee, the Pledgee may sell all or any part of the Collateral at public or private sale subject to all applicable laws.

(d) Remedies Cumulative. Upon Default, the Pledgee shall have all rights available to the Pledgee at law or in equity, including all rights available under the Commercial Code of Delaware or Nevada, as applicable with regard to the Common Stock, and all rights and remedies granted under this Agreement, the Note, and any related Loan Documents. These rights and remedies shall be cumulative and may be exercised singly or concurrently with all other rights and remedies the Pledgee may have.

7. Termination of Agreement. This Agreement shall remain in effect until the obligations under the Note and Loan Agreement have been discharged in full, at which time it shall terminate, and the Pledgee shall return the Collateral to the Pledgor.

8. Miscellaneous.

(a) Waiver. No right or obligation under this Agreement will be deemed to have been waived unless evidenced by a writing signed by the party against which the waiver is asserted, or by its duly authorized representative. Any waiver will be effective only with respect to the specific instance involved and will not impair or limit the right of the waiving party to insist upon strict performance of the right or obligation in any other instance, in any other respect, or at any other time.

(b) Notice. Any notice or other communication required or permitted under this Agreement shall be sent in accordance with the notice provision of the Commercial Loan Agreement.

(c) Modifications to be in Writing. To be effective, any modification to this Agreement must be in writing signed by all parties to the Agreement.

(d) Agreement Binding upon Successors and Assigns. This Agreement shall bind the Pledgor and its successors and assigns. All rights, privileges, and powers granted to the Pledgee under this Agreement shall benefit the Pledgee and its successors and assigns.

(e) Assignment of Agreement. At any time, the Pledgee may assign or transfer any of its rights or powers under this Agreement to any person or entity. The Pledgor may not transfer its rights, duties, or obligations under this Agreement without the prior written consent of the Pledgee.

(f) Further Assurances. Both the Pledgor and the Pledgee agree to take any further actions and to make, execute, and deliver any further written instruments which may be reasonably required to carry out the terms, provisions, intentions, and purposes of this Agreement.

(g) Attorneys’ Fees and Costs. If the Pledgor or the Pledgee institutes legal proceedings, to settle any controversy arising under this Agreement, then the prevailing party shall be entitled to reasonable attorney’s fees and costs.

(h) Governing Law. This Agreement shall be enforced, governed, and construed in all respects in accordance with the substantive and procedural laws of the State of Delaware, United States of America.

(i) Severability. If any provision of this Agreement or any application of any provision is determined to be unenforceable, the remainder of this Agreement shall be unaffected. If the provision is found to be unenforceable when applied to particular persons or circumstances, the application of the provision to other persons or circumstances shall be unaffected.

(j) Headings. Headings used in this Agreement have been included for convenience and ease of reference only and will not in any manner influence the construction or interpretation of any provision of this Agreement.

(k) References. Except as otherwise specifically indicated, all references in this Agreement to numbered or lettered sections or subsections refer to sections or subsections of this Agreement. All references to Exhibits refer to Exhibits attached to this Agreement. All references to “this Agreement,” or to any Exhibit to this Agreement, shall include any subsequent amendments to this Agreement, or to the Exhibit, as the case may be.

(l) Number and Gender. When required by the context, the word “it” will include the plural and the word “its” will include the singular; the masculine will include the feminine gender and the neuter, and vice versa; and the word “person” will include corporation, partnership, or other form of association.

(m) Counterparts. This Agreement may be executed in any number of counterparts, including via electronically, each of which will be deemed to be an original and all of which together will constitute a single agreement.

(n) Entire Agreement. This Agreement, the Note and the Loan Documents represent the entire understanding of the parties with respect to the subject matter of the Agreement. There are no other prior or contemporaneous agreements, either written or oral, among the parties with respect to this subject.

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EXECUTED AND DELIVERED, as of the date first above written.

PLEDGOR:

Sysorex, Inc.

By:	/s/ Zaman Khan
Name:	Zaman Khan
Title:	Chief Executive Officer

PLEDGEE:

First Choice International Company, Inc.

By:
Name:	Mark H. Peikin
Title:	Chief Executive Officer